Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ContraVir Pharmaceuticals, Inc.

Edison, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 (Amendment No. 2) of our report dated March 13, 2019, relating to the consolidated financial statements of ContraVir Pharmaceuticals, Inc., which is incorporated by reference in this Registration Statement. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey

June 11, 2019